UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2026

REVELATION BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39603	84-3898466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4660 La Jolla Village Drive Suite 100
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 800-3717

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	REVB	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for a 1/201,600th share of common stock at an exercise price of $2,318,400 per share	REVBW	The Nasdaq Stock Market LLC
Series B junior participating preferred purchase rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2026, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Revelation Biosciences, Inc. (the “Company”) approved grants of restricted shares of the Company’s common stock (the “Restricted Stock Awards”), including to James Rolke, the Company’s Chief Executive Officer, and Chester S. Zygmont, III, the Company’s Chief Financial Officer, pursuant to the Revelation Biosciences, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”). The Restricted Stock Awards were granted effective August 17, 2026.

Mr. Rolke received a Restricted Stock Award covering 208,076 shares of the Company’s common stock, and Mr. Zygmont received a Restricted Stock Award covering 208,073 shares of the Company’s common stock.

Subject to each executive’s continued service with the Company or one of its subsidiaries through the applicable vesting date, each Restricted Stock Award will vest in four equal 25% tranches in accordance with the following:

(i) for the first tranche, upon the earlier occurrence of the Company achieving a market capitalization of $30 million for twenty (20) consecutive trading days or the second anniversary of the grant date;

(ii) for the second tranche, upon the earlier occurrence of the Company achieving a market capitalization of $60 million for twenty (20) consecutive trading days or the second anniversary of the grant date;

(iii) for the third tranche, upon the earlier occurrence of the Company achieving a market capitalization of $90 million for twenty (20) consecutive trading days or the fourth anniversary of the grant date; and

(iv) for the fourth tranche, upon the earlier occurrence of the Company achieving a market capitalization of $120 million for twenty (20) consecutive trading days or the fourth anniversary of the grant date.

For these purposes, market capitalization is determined by multiplying the closing sale price of the Company’s common stock on the principal exchange by the number of shares of common stock outstanding as of the close of business on that trading day.

The Restricted Stock Awards will become fully vested immediately before (and contingent upon the consummation of) a Change in Control (as defined in the 2021 Plan), except as otherwise provided in an individual agreement between the Company and the applicable executive. If the executive’s service terminates due to death, by the Company without Cause (as defined in the 2021 Plan), or by the executive for Good Reason (as defined in the award agreement), the Restricted Stock Award will become fully vested and nonforfeitable. Unless otherwise provided in the 2021 Plan or an individual agreement, unvested shares will be forfeited upon a termination of service for any other reason, including for Cause, Disability, or Retirement (as such terms are defined in the 2021 Plan).

The Restricted Stock Awards are subject to the terms and conditions of the 2021 Plan and the Company’s form of Restricted Stock Award Agreement. The Company’s form of Restricted Stock Award Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The 2021 Plan was previously filed as Appendix A to Revelation Biosciences, Inc.’s definitive proxy statement filed with the Securities and Exchange Commission on June 9, 2025 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Form of Restricted Stock Award Agreement under the Revelation Biosciences, Inc. 2021 Equity Incentive Plan
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REVELATION BIOSCIENCES, INC.

Date: August 19, 2026	By:	/s/ Chester S. Zygmont, III
Chester S. Zygmont, III Chief Financial Officer